Exhibit (a)(1)(C)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offers (as defined below) are made solely by the Offer to Purchase dated October 11, 2023, and the related Letter of Transmittal, as each may be amended or supplemented from time to time. The Company is not making the Offers to (nor will it accept any tender of Securities from or on behalf of) holders of Securities in any jurisdiction in which the making or acceptance of any tender of Securities would not be in compliance with the laws of that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Edison International

Notice of Offer to Purchase

5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A For a Maximum Aggregate Purchase Price in Cash of Up to $750 Million

Edison International, a California corporation (the “Company,” “we,” “our” and “us”), hereby offers to purchase its outstanding 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock” and such offer, the “Series B Offer”) and its 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” and, together with the Series B Preferred Stock, the “Securities” and such offer, the “Series A Offer” and, together with the Series B Offer, the “Offers” and each, an “Offer”) for a maximum aggregate purchase price in cash of up to $750 million (the “Maximum Aggregate Purchase Price”), plus Accrued Dividends (as defined below), upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the Offers).

THE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON NOVEMBER 8, 2023, UNLESS EDISON INTERNATIONAL EXTENDS OR EARLIER TERMINATES THE OFFERS (SUCH DATE, AS IT MAY BE EXTENDED WITH RESPECT TO THE OFFERS, THE “EXPIRATION DATE”).

The consideration for the Securities tendered and accepted for purchase will equal $895 per $1,000 liquidation preference of Series B Preferred Stock pursuant to the Series B Offer (the “Series B Offer Price”) and $915 per $1,000 liquidation preference of Series A Preferred Stock pursuant to the Series A Offer (the “Series A Offer Price” and, together with the Series B Offer Price, the “Offer Price”), plus Accrued Dividends. As used in connection with the Offers, “Accrued Dividends” means, for each $1,000 liquidation preference of Securities, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the date on which the purchase price is paid (the “Settlement Date”), assuming for purposes of the Offers that a dividend for such Security had in fact been declared during such period. The Company expects the Settlement Date of the Offers to promptly follow the Expiration Date.

If the aggregate purchase price for Securities that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Tendered Purchase Price”) exceeds the Maximum Aggregate Purchase Price, the Company will accept for purchase that number of shares of Series A Preferred Stock ($1,000 liquidation preference per share) validly tendered and not withdrawn having an aggregate price (the “Series A Purchase Price”) which, when added to the aggregate price (the “Series B Purchase Price”) of shares of Series B Preferred Stock ($1,000 liquidation preference per share) validly tendered and not withdrawn, does not cause the aggregate price for the Securities validly tendered, not withdrawn and accepted for purchase (the “Total Purchase Price”) to exceed the Maximum Aggregate Purchase Price. In that event, the Series A Preferred Stock that will be accepted for purchase will be subject to proration, as described in the Offer to Purchase. The Company’s acceptance of any Securities validly tendered will be subject to the acceptance priority levels described in the Offer to Purchase (the “Acceptance Priority Levels”). The Series B Offer has been assigned an Acceptance Priority Level of 1 and the Series A Offer an Acceptance Priority Level of 2.

Accordingly, all Securities validly tendered in the Series B Offer will be accepted for purchase before any validly tendered Securities of the Series A Offer are accepted.

The Offers are subject to certain conditions, including the valid tendering of Securities that would result in a Total Purchase Price of at least $300 million. The Offer to Purchase sets forth in full the conditions to the Offers.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFERS. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE OFFERS.

Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offers will remain outstanding. We have no obligation to accept Securities that are not validly tendered before the Expiration Date. If the Offers are consummated, then the number of Securities that remain outstanding will be reduced. This may adversely affect the liquidity of and/or increase the volatility in any market for the Securities that remain outstanding after consummation of the Offers.

You may withdraw any Securities you have tendered at any time before the Expiration Date, which will occur on November 8, 2023 at 8:00 a.m., New York City time, unless the Company extends or earlier terminates the Offers. The Company cannot assure you that it will extend the Offers or, if it does, the length of any extension it may provide. You must deliver on a timely basis prior to the Expiration Date a written notice of your withdrawal, or a properly transmitted “Request Message” through the Depositary Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”), to the Tender Agent at the address appearing below. Your notice of withdrawal must specify your name, the series/class, the number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in the Offer to Purchase.

For purposes of the Offers, the Company will be deemed to have accepted for purchase, and therefore purchased, Securities that are validly tendered and not properly withdrawn only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under the Offers. The Company will pay for Securities that it purchases under the Offers by depositing the Total Purchase Price plus Accrued Dividends for such Securities with DTC, which will act as agent for tendering holders for the purpose of receiving payment from the Company and transmitting payment to the tendering holders.

To tender your Securities prior to the Expiration Date of the Offers, you must (i) electronically transmit your acceptance of the applicable Offer through ATOP or (ii) deliver to the Tender Agent a duly executed Letter of Transmittal, through which transmission or delivery you expressly agree to be bound by the terms of the applicable Offer. You should contact the Information Agent for assistance at the contact information listed below.

Please note that the Company will not purchase your Securities in the Offers unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it may have an earlier deadline for you to act to instruct it to accept either of the Offers on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

Holders desiring to tender their Securities before 5:00 p.m., New York City time, on the business day before the Expiration Date should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Any holder wishing to tender Securities after 5:00 p.m., New York City time, on the business day before the Expiration Date must (i) contact the Information and Tender Agent in order to complete, medallion stamp and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein and mail or deliver such manually signed Letter of Transmittal (or such manually signed facsimile thereof) prior to the Expiration Date and (ii) cause the Securities to be delivered through DTC’s

Deposit/Withdrawn at Custodian (“DWAC”) prior to 10:00 a.m. on the day of the Expiration Date. There are significant risks to holders attempting to tender Securities after 5:00 p.m., New York City time, on the business day before the Expiration Date and prior to 8:00 a.m. on the Expiration Date. Such risks include (i) the difficulty in obtaining a medallion stamp during non-business hours and (ii) the difficulty in contacting the holder’s custodian to cause delivery through DWAC. Holders attempting to tender Securities during such time period assume such risks.

The Securities may be tendered and accepted for payment only in amounts equal to $1,000 liquidation preference per share and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Securities must continue to hold their Securities in an amount equal to at least $1,000 liquidation preference per share.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of the Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in the Offer to Purchase.

The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and the Company’s interpretation of the terms of the Offers will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information Agent, Barclays Capital Inc., Citigroup Global Markets Inc., and Mizuho Securities USA LLC (the “Dealer Managers”) or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Securities, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Securities. Please refer to the Offer to Purchase for a more detailed discussion. Holders of the Securities should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offers, including the applicability and effect of any state, local or non-U.S. tax laws.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

Upon request, the Offer to Purchase and the Letter of Transmittal will be provided to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act of 1934, the Company is filing with the Securities Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov. The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is herein incorporated by reference.

Please contact the Dealer Managers with questions regarding the terms of the Offers at the contact information set forth below or the Information Agent with questions regarding how to tender and/or request additional copies of the Offer to Purchase, the Letter of Transmittal, or other documents related to the Offers at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers. Please contact the Tender Agent at the contact information set forth below to confirm delivery of Securities.

The Tender Agent for the Offers is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Email

contact@gbsc-usa.com

By Mail, Overnight Courier or by Hand:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free: 855-654-2015

Email: contact@gbsc-usa.com

The Dealer Managers for the Offers are:

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Attention: Liability Management Group (800) 438-3242 (toll-free) (212) 528-7581 (collect) Email: us.lm@barclays.com	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10020 Attn: Liability Management Collect: +1(212)-205-7562 Toll Free: +1(866)-271-7403

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention: Liability Management Group

(800) 558-3745 (toll-free)

(212) 723-6106 (collect)

Email: ny.liabilitymanagement@citi.com